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                                                                   EXHIBIT 23.3






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-4 of our report dated January 21, 2000, except as to Note 9 which is as of March 8, 2000, relating to the financial statements of Laser Link.Net, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading "Expert" in such Registration Statement.

The financial statements of Laserlink.Net, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 7, 2000